                               JEFFERSON-PILOT CORPORATION
                      BASIS FOR COMPUTATION OF PER SHARE EARNINGS
                            Five Years Ended December 31, 1994
                                                                       EXHIBIT 11
                          1994         1993         1992         1991         1990
Shares Outstanding
 beginning of year     49,464,495   50,438,907   51,291,936   51,784,614   56,053,722
Add:  Shares issued
      under stock
      option plan:
  January                  14,393        7,698        7,500          -             15
  February                  4,265        7,086       10,165       18,714        3,841
  March                     4,246       11,028        1,583        3,460          396
  April                   283,186       26,211        1,445          525          109
  May                      19,375       11,413        5,118      148,950      199,500
  June                        -         15,825        4,425           81        3,638
  July                        -          9,099          805          500          779
  August                      244        5,540        4,226          -          3,372
  September                   -          3,186            1        4,029        7,617
  October                     200        2,286        1,962        2,024           35
  November                    250        2,266       11,586        7,950          -
  December                    -          7,884       29,365          -            150
Less:  Shares
       reacquired:
  January             (    33,000)         -    (       448) (   340,412) (   174,300)
  February            (   640,440) (     1,650)         -    (     3,306) (   218,100)
  March               (    62,916) (     4,760)         -            -    (   539,400)
  April               (    23,267) (     9,913) (     2,192) (   306,900) ( 1,011,675)
  May                 (   519,133) (    11,032) (   129,924) (    10,635) (   340,806)
  June                (    41,000) (   183,415) (   140,500) (    11,550) (   367,716)
  July                (    20,000)         -            -            -    (    57,900)
  August                      -            -    (    93,493)         -    (   329,556)
  September                   -    (     1,091) (   309,400) (     1,026) (   454,157)
  October                     -            -    (   207,000) (       484) (   639,150)
  November                    -    (   676,100) (    42,112) (     4,598) (   355,800)
  December                    -    (   195,973) (     6,141)         -            -

Shares Outstanding
 end of year           48,450,898   49,464,495   50,438,907   51,291,936   51,784,614
                       ==========   ==========   ==========   ==========   ==========

Average of 12 month -
 end balances - used
 to determine E.P.S.   48,641,880   50,251,676   50,952,147   51,319,143   53,636,223
                       ==========   ==========   ==========   ==========   ==========

Notes:
  All of the above share amounts have been adjusted to give retroactive effect to a three-for-two common stock split authorized by the Company's Board of Directors on February 10, 1992, paid on April 15, 1992, to stockholders of record on March 27, 1992.

  Options granted under the Company's stock option plan do not have a materially dilutive effect since the options were less than three percent (3%) of average shares outstanding before any reduction to an incremental share basis under the treasury stock method.
                                         F-42